ARTICLES OFAMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                              TOGS FOR TYKES, INC.,
                              a Nevada corporation

         Pursuant to the provisions of the Nevada Revised Statutes, Togs For Tykes, Inc., a Nevada corporation, adopts the following amendment to its Articles of Incorporation.



         1. The undersigned hereby certifies that on the 24th day of March 2003, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors:


         RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

         To amend Article 1 of the corporation's Articles of Incorporation to provide that the name of the corporation shall be changed from Togs for Tykes, Inc. to Biogentech Corp.

         To amend Article 4 of the corporation's Articles of Incorporation to provide that the total number of shares of capital stock which this corporation shall have authority to issue is increased from twenty-five million (25,000,000) to fifty-five million (55,000,000) with a par value of $.001 per share.

         2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of Togs for Tykes, Inc.'s shares entitled to vote, voted in favor of the adoption of the Amendment to Article I of the Articles of Incorporation as follows:

         "1. Name of corporation: Biogentech Corp."
                                  -----------------

         3. Pursuant to the provisions of the Nevada Revised Statutes, a majority of Togs For Tykes, Inc.'s shares entitled to vote, voted in favor of the adoption of the Amendment to Article FOURTH of the Articles of Incorporation as follows:

         "4. Authorized Shares:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 50,000,000 shares of Common Stock having a $.001 par value and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common Stock in one more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

The Preferred authorized may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all rights or preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce (but not below the number outstanding) the number of shares comprised any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption of conversion of the shares of any series."

         In witness whereof, the undersigned being the President and Secretary of Togs For Tykes, Inc., a Nevada corporation, hereunto affixes their signatures this 24th day of March 2003.



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Togs For Tykes, Inc.                       Togs For Tykes, Inc.

/s/ Becky Bauer                            /s/   Brook Messick
-----------------------------              -----------------------------
By:   Becky Bauer, President               By:   Brook Messick, Secretary